Exhibit 4.2

VIRGINIA HERITAGE BANK

2010 LONG-TERM INCENTIVE PLAN

ARTICLE I

ESTABLISHMENT OF THE PLAN

Virginia Heritage Bank (the “Bank”) hereby establishes the Virginia Heritage Bank 2010 Long-Term Incentive Plan (the “Plan”) upon the terms and conditions hereinafter stated. The purpose of the Plan is to promote the long-term success of the Bank and the creation of shareholder value by (a) encouraging officers, employees, directors and individuals performing services for the Bank or its subsidiaries as consultants or independent contractors to focus on critical long-range objectives, (b) encouraging the attraction and retention of officers, employees, directors, consultants and independent contractors with exceptional qualifications, and (c) linking officers, employees, directors, consultants and independent contractors directly to shareholder interests through ownership of the Bank. The Plan seeks to achieve this purpose by providing for Awards in the form of options to purchase shares of the Bank or restricted stock.

ARTICLE II

DEFINITIONS

2.01.                     “Award” means any stock option or restricted stock award granted to a Participant under the Plan.

2.02.                     “Board” means the Board of Directors of the Bank.

2.03.                     “Code” means the Internal Revenue Code of 1986, as amended.

2.04.                     “Common Stock” means shares of the common stock, $4.00 par value per share, of the Bank.

2.05.                     “Disability” means any physical or mental impairment which qualifies an Employee for disability benefits under any applicable long-term disability plan maintained by the Bank or, if no such plan applies, which would qualify such Employee for disability benefits under the Federal Social Security System.

2.06.                     “Effective Date” means the date upon which the Board approves this Plan.

2.07.                     “Employee” means any person who is employed by the Bank or a subsidiary thereof, and whose wages are reported on a Form W-2. The Bank classification as to who is an Employee shall be determinative for purposes of an individual’s eligibility under the Plan.

2.08.                     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.09.                     “Fair Market Value” of a share of the Bank’s Common Stock for all purposes under the Plan shall be the last transaction price of the Common Stock quoted for such date by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or the closing price reported by the New York Stock Exchange (“NYSE”) or any other stock exchange (as published by the Wall Street Journal, if published) on such date or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon or the last previous date on which a sale is reported. If the Common Stock is not traded on the NASDAQ, the NYSE or any other stock exchange, the Fair Market Value of the Common Stock is the value so determined by the Board in good faith.

2.10.                     “Grantee” refers to any Participant in the Plan who receives an Award.

2.11.                     “Incentive Stock Option” means any Award granted under this Plan which the Board intends (at the time it is granted) to be an incentive stock option within the meaning of Section 422 of the Code. All Incentive Stock Options issued under this Plan are intended to comply with the requirements of Section 422 of the Code, and the regulations thereunder, and all provisions hereunder shall be read, interpreted and applied with that purpose in mind.

2.12.                     “Non-Qualified Stock Option” means any Award granted under this Plan which is a stock option but is not an Incentive Stock Option.

2.13.                     “Officer” means any Employee of the Bank or any of its subsidiaries who is designated by the Board as a corporate officer.

2.14.                     “Option” means an award of an Incentive Stock Option or a Non-Qualified Stock Option granted under Section 7.01 hereof.

2.15.                     “Participant” means any Employee, Officer, director, consultant or independent contractor who is designated by the Board pursuant to Article VI to participate in the Plan.

2.16.                     “Restricted Stock Award” means an Award granted under Section 7.02 hereof.

2.17.                     “Sale Event” means the consummation of (i) a voluntary dissolution or liquidation of the Bank, (ii) the sale of all or substantially all of the assets of the Bank to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the holders of the Bank’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction, or (iv) any other transaction in which the owners of the Bank’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the relevant entity after the transaction, in each case, regardless of the form thereof.

2.18.                     “Securities Act” means the Securities Act of 1933, as amended.

2.19.                     “Stock Award Agreement” means the written agreement pursuant to Article VI hereof that sets forth the terms, conditions, restrictions and privileges for an Award and that incorporates the terms of the Plan.

ARTICLE III

ADMINISTRATION OF THE PLAN AND MISCELLANEOUS

3.01.                     Plan Administration. The Plan shall be administered by the Compensation

Committee (the “Committee”). The Committee shall be responsible to the Board for the overall administration and operation of the Plan, although the Committee may, in its discretion, delegate to one or more officers responsibility for the day-to-day operation of the Plan. The Board shall make all determinations with respect to participation in the Plan by Employees, Officers, directors, consultants or independent contractors of the Bank or any of its subsidiaries, and with respect to the extent of that participation. The interpretation and construction of any provision of the Plan by the Board or the Committee shall be final.

3.02.                     Limitation on Liability. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent allowed by law and the Bank’s Articles of Incorporation and Bylaws, the Board and the Committee shall be indemnified by the Bank in respect of all their activities under the Plan.

3.03.                     Compliance with Law and Regulations. All Awards granted hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Bank shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of, or obtaining of consents or approvals with respect to, such shares under any federal or state law or any rule or regulation of any government body, which the Bank shall, in its sole discretion, determine to be necessary or advisable.

3.04.                     Restrictions on Transfer. The Bank shall place a legend upon any certificate representing shares acquired pursuant to an Award granted hereunder noting that the transfer of such may be restricted pursuant to the terms of the Stock Award Agreement or as set forth in applicable laws and regulations.

3.05.                     Market Stand-Off. In connection with any underwritten public offering by the Bank of its equity securities pursuant to an effective registration statement filed under the Securities Act, Participants shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, or grant any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Common Stock received pursuant to the Plan without the prior written consent of the Bank. Such restriction (the “Market Stand-Off”) shall be in effect for a period of time prior to and following the date of the final prospectus for the offering as may be requested by the Bank or its underwriters. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Bank’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Common Stock subject to the Market Stand-Off, or into which such Common Stock thereby becomes convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Bank may impose stop-transfer instructions with respect to Common Stock received pursuant to the Plan until the end of the applicable Market Stand-Off period.

ARTICLE IV

ELIGIBILITY

Awards may be granted to such Employees, Officers, directors, consultants or independent contractors as may be designated from time to time by the Board, pursuant to guidelines, if any, which may be adopted by the Committee from time to time.

ARTICLE V

COMMON STOCK AVAILABLE FOR THE PLAN

The aggregate number of shares of Common Stock which may be issued pursuant to this Plan shall be two hundred fifty thousand (250,000). If and to the extent that the number of issued shares of Common Stock shall be increased or reduced by change in par value, split up, reclassification, distribution of a dividend payable in Common Stock, merger, consolidation, reorganization, recapitalization, reincorporation, or the like, the Board may make appropriate adjustment in the number of shares of Common Stock authorized by the Plan and in the number and exercise price of shares covered by outstanding Awards under the Plan. In the event of any adjustment in the number of shares covered by any Award, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from such adjustment. The Board may make such adjustments, and its determination shall be final, binding and conclusive.

The Board also may adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Board that such adjustment is appropriate in order to prevent dilution or expansion of the rights of Participants, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the Participant, if such adjustment would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

No shares shall be the subject of more than one Award at any time, but if an Award as to any shares is surrendered before exercise, or expires or terminates for any reason without having been exercised in full, or for any other reason ceases to be exercisable, the number of shares covered thereby shall again become available for grant under the Plan as if no Awards had been previously granted with respect to such shares.

ARTICLE VI

PARTICIPATION; STOCK AWARD AGREEMENT

The Board shall, in its discretion, determine from time to time which Employees, Officers, directors, consultants or independent contractors will participate in the Plan and receive Awards under the Plan. In making all such determinations, there shall be taken into account the duties, responsibilities and performance of each respective Employee, Officer, director, consultant or independent contractor, his or her present and potential contributions to the growth and success of the Bank and its subsidiaries, his or her cash compensation and such other factors as the Board shall deem relevant to accomplishing the purposes of the Plan.

Awards may be granted individually or in tandem with other Awards. All Awards are subject to the terms, conditions, restrictions and privileges of the Plan in addition to the terms, conditions, restrictions and privileges for an Award contained in the Stock Award Agreement. No Award under this Plan shall be effective unless memorialized in writing by the Committee in a Stock Award Agreement delivered to and signed by the Participant.

ARTICLE VII

AWARDS

7.01.                     Stock Options. The Board may from time to time grant to eligible Participants Awards of Incentive Stock Options or Non-Qualified Stock Options; provided however, that Awards of Incentive Stock Options shall be limited to Employees of the Bank or any of its subsidiaries. Awards of Incentive and Non-Qualified Stock Options must have an exercise price at least equal to the Fair Market Value of a share of Common Stock at the time of grant, except as provided in Section 8.05. The exercise price applicable to a particular Award shall be set forth in each individual Stock Award Agreement.

7.02.                     Restricted Stock. The Board may from time to time grant Restricted Stock Awards to eligible Participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A Restricted Stock Award represents shares of Common Stock that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Board may determine. The Board may, in connection with any Restricted Stock Award, require the payment of a specified purchase price.

ARTICLE VIII

OPTION AWARDS

8.01.                     Vesting of Options.

(a)                                 General Rules. The Board, in its sole discretion, shall prescribe the time or times at which, or the conditions upon which, an Option shall become vested and exercisable, and may accelerate the exercisability of any Option at any time. Subject to the foregoing, no vesting shall occur on or after the date that an Employee’s employment or personal services contract with the Bank or any of its subsidiaries terminates for any reason other than his death or Disability.

(b)                                 Acceleration of Vesting Upon Death or Disability. In the event a Participant dies while in the employ of the Bank or any of its subsidiaries or terminates employment with the Bank or any of its subsidiaries as a result of Disability, any Option(s) granted to such Participant under this Plan not yet vested on such date shall become 100% vested as of such date and be exercisable either by the Participant or the Participant’s representative.

(c)                                  Accelerated Vesting Upon a Sale Event. Notwithstanding the general rule described in Section 8.01 hereof, all of a Participant’s Stock Options shall become immediately vested and exercisable upon a Sale Event, provided that the Participant has been employed by (or rendered services to) the Bank for a period of at least six (6) months as of the date of the Sale Event, except as determined in the sole discretion of the Committee and set forth in the applicable Award Agreement.

8.02.                     Duration of Options.

(a)                                 General Rule. Except as provided in Section 8.05, each Option granted to a Participant shall be exercisable at any time on or after it vests, in accordance with the terms of the Stock Award Agreement under which the Option was granted and is exercisable, until the earlier of (i) ten (10) years after its date of grant (five years in the case of an Incentive Stock Option granted to an individual who, at the time such Incentive Stock Option is granted, owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock issued to stockholders of the Bank) or (ii) in the event of termination of employment for any reason except death or Disability, ninety (90) days from the date of termination.

(b)                                 Exception for Termination Due to Death or Disability. If a Participant dies while in the employ of the Bank or any of its subsidiaries or terminates employment with the Bank or any of its subsidiaries as a result of Disability without having fully exercised his Options, the Participant or his legal representative or guardian, or the executors, administrators, legatees or distributes of his estate shall have the right, during the twelve (12) month period following the earlier of his death or Disability, to exercise such Options to the extent vested on the date of such death or Disability. In no event, however, shall any Option be exercisable more than ten (10) years from the date it was granted.

(c)                                  Notice of Disposition; Withholding; Escrow. A Grantee shall immediately notify the Bank in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Code) of any shares of Common Stock acquired through exercise of an Incentive Stock Option, within two (2) years after the grant of such Incentive Stock Option or within one (1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of and the price at which such shares were disposed. The Bank shall be entitled to withhold from any compensation or other payments then or thereafter due to the Grantee such amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation and, further, to collect from the Grantee any additional amounts which may be required for such purpose. The Board may, in its discretion, require shares of Common Stock acquired by a Grantee upon exercise of an Incentive Stock Option to be held in an escrow arrangement for the purpose of enabling compliance with the provisions of this Section 8.02(c).

8.03.                     Nonassignability. Options shall not be transferable by a Grantee except by will or the laws of descent or distribution, and during a Grantee’s lifetime shall be exercisable only by such Grantee or the Grantee’s guardian or legal representative. Notwithstanding the foregoing, or any other provision of this Plan, a Grantee who holds Non- Qualified Stock Options may transfer such Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the Grantee who originally received the grant or to an individual or trust to whom the Grantee would have initially transferred the Option pursuant to this Section 8.03. Awards which are transferred pursuant to this Section 8.03 shall be exercisable by the transferee according to the same terms and conditions as applied to the Grantee.

8.04.                     Manner of Exercise. To the extent vested and exercisable, Options may be exercised in part or in whole from time to time by execution of a written notice directed to the Bank, at the Bank’ principal place of business, accompanied by cash or a check in payment of the exercise price for the number of shares specified and paid for. The Board may, in its discretion, permit a Grantee to exercise vested and exercisable options awarded under this Plan by surrendering an amount of Common Stock already owned by the Grantee equal to the Options’ exercise price. Subject to the limitations set forth in the Stock Award Agreement, for so long as the Common Stock is listed or admitted to trading on a national securities exchange, the Board may, in its discretion, allow the Grantee to make payment by arranging with a third party broker to sell a number of shares otherwise deliverable to the Grantee and attributable to the exercise of the Option in order to pay the exercise price of the Option and any applicable withholding and employment taxes due.

8.05.                     $100,000 Limitation. Notwithstanding any contrary provisions contained elsewhere in this Plan and as long as required by Section 422 of the Code, the aggregate Fair Market Value, determined as of the time an Incentive Stock Option is granted, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year under this Plan and stock options that satisfy the requirements of Section 422 of the Code under any other stock option plan or plans maintained by the Bank, shall not exceed $100,000. To the extent that the aggregate value of shares of Common Stock to be received by the Grantee for the first time in any one year pursuant to the exercise of an Incentive Stock Option (“ISO Stock”) exceeds $100,000 based on the fair market value of the Common Stock as of the date of the Incentive Stock Option’s grant, such excess shall be treated as Common Stock received pursuant to the exercise of a Nonqualified Stock Option (“NQSO Stock”). The Bank shall designate which shares of Common Stock to be received by the Grantee will be treated as ISO Stock and which shares of Common Stock, if any, will be treated as NQSO Stock by issuing separate share certificates identifying in the Bank’s share transfer records which shares are ISO Stock.

8.06.                     Limitation on Ten Percent Stockholders. The price at which shares of Common Stock may be purchased upon exercise of an Incentive Stock Option granted to an individual who, at the time such Incentive Stock Option is granted, owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock issued to stockholders of the Bank, shall be no less than one hundred and ten percent (110%) of the Fair Market Value of a share of the Common Stock of the Bank at the time of grant, and such Incentive Stock Option shall by its terms not be exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted.

ARTICLE IX RESTRICTED

STOCK AWARDS

9.01.                     Vesting Requirements. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Board in the Stock Award Agreement. Such vesting requirements may be based on the continued employment of the Participant with the Bank or its subsidiaries for a specified time period or periods, provided that any such restriction shall not be scheduled to lapse in its entirety earlier than the first anniversary of the date of grant. Such vesting requirements may also be based on the attainment of specified business goals or measures established by the Board in its sole discretion.

9.02.                     Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Board. The Board may require the Participant to enter into an escrow agreement providing that the certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Bank, with any purchase price paid by the Participant to be refunded, unless otherwise provided by the Board. The Board may require that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed.

9.03.                     Rights as Shareholder. Subject to the foregoing provisions of this Article IX and the applicable Stock Award Agreement, the Participant will have all rights of a shareholder with respect to the shares granted to him under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Board determines otherwise at the time the Restricted Stock Award is granted.

9.04.                     Section 83(b) Election. The Board may provide in a Stock Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s refraining from making an election with respect to the Award under Section 83(b) of the Code. Irrespective of whether an Award is so conditioned, if a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall be required to promptly file a copy of such election with the Bank.

ARTICLE X

AMENDMENT AND TERMINATION OF THE PLAN

The Board may, by resolution, at any time terminate or amend the Plan with respect to any shares of Common Stock or Awards which have not been granted, but no such action shall adversely affect the rights under any outstanding Award without the holder’s consent. If and to the extent necessary to ensure that Incentive Stock Options granted under the Plan remain qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Bank’s stockholders who are eligible to vote at a meeting of stockholders.

ARTICLE XI

EMPLOYMENT RIGHTS

Neither the Plan nor any Award hereunder shall create any right on the part of any Employee of the Bank or any of its subsidiaries to continue in such capacity.

ARTICLE XII

WITHHOLDING

The Bank may withhold from any cash payment made under this Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of such cash payment is insufficient, the Bank may require the Grantee to pay to the Bank the amount required to be withheld as a condition to delivering the shares acquired pursuant to an Award. The Bank also may withhold or collect amounts with respect to a disqualifying disposition of shares of Common Stock acquired pursuant to exercise of an Incentive Stock Option, as provided in Section 8.02(c).

The Board is authorized to adopt rules, regulations or procedures which provide for the satisfaction of a Participant’s tax withholding obligation by the retention of shares of Common Stock to which he otherwise would be entitled pursuant to an Award or by the Participant’s delivery of previously-owned shares of Common Stock or other property. However, if the Bank adopts rules, regulations or procedures which permit withholding obligations to be met by the retention of Common Stock to which a Grantee otherwise would be entitled pursuant to an Award, the fair market value of the Common Stock retained for such purpose shall not exceed the minimum required Federal, state and local tax withholding due upon exercise of the Award.

ARTICLE XIII

EFFECTIVE DATE OF THE PLAN;

TERM

13.01.              Effective Date of the Plan. This Plan shall become effective on the Effective Date, and Awards may be granted hereunder as of or after the Effective Date and prior to the termination of the Plan, provided that no Incentive Stock Option issued pursuant to this Plan shall qualify as such unless this Plan is approved by the requisite vote of the holders of the outstanding voting shares of the Bank at a meeting of stockholders of the Bank or by a written consent of such stockholders held or executed within twelve (12) months before or after the Effective Date.

13.02.              Term of Plan. Unless sooner terminated, this Plan shall remain in effect for a period of ten (10) years ending on the tenth anniversary of the Effective Date. Termination of the Plan shall not affect any Awards previously granted and such Awards shall remain valid and in effect until they have been fully exercised or earned, are surrendered or by their terms expire or are forfeited.

ARTICLE XIV

GOVERNING LAW

This Plan shall be construed under the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the Bank has caused a duly authorized officer to execute this Virginia Heritage Bank 2010 Long-Term Incentive Plan, and to apply the corporate seal hereto as of the 29th day of May, 2010.